SLM CORPORATION
12061 Bluemont Way
Reston, Virginia 20190
703-984-5674, Fax 703-984-5671

Albert L. Lord
Vice Chairman & Chief Executive Officer

October 2, 2008

To Our Shareholders:

Over the past several weeks, and in particular over the last several days, we have all witnessed dramatic volatility in the equity and credit markets. In the case of Sallie Mae, we believe markets are overlooking a number of indisputable facts.

The fundamentals of our business are strong.

•	We are the largest and lowest-cost originator, servicer and collector of student loans.

•	82 percent of our loans carry an explicit government guarantee.

•	Thanks to our scale and the solution put in place by the Department of Education, we now have a predictable and adequate return for federal loans made through July 2010.

•	This academic year, we expect to make 4 million of these loans, totaling $20 billion.

•	The Department of Education facility provides 100 percent of the financing for this portion of our business.

We are liquid and well capitalized.

•	We have total liquidity of $11 billion.

•	In addition, we have $10 billion of unencumbered FFELP loans.

•	We have $28 billion in asset-backed commercial paper facilities, primarily funding FFELP loans, in place through February 2009. We have had positive and productive discussions with the co-managers to extend these facilities, and are extremely confident in our ability to do so.

•	In addition, 70 percent of our portfolio is funded to the life of the loan. Another 16 percent is funded with term securities with an average life of 4.5 years.

•	Our estimated free cash flow (principal collections and earnings) of $8.4 billion over the next 15 months exceeds our debt maturities of $7.8 billion in the same period. In the fourth quarter, our free cash flow will exceed our debt maturities by more than $1 billion.

Performance remains solid.

•	Third-quarter recurring core earnings, which we will report later this month, will meet or exceed consensus estimates. This excludes net non-recurring charges of $.19 per diluted share principally driven by impairments to our Asset Performance Group.

•	While our legacy is providing access to higher education, we have not and will not lend beyond our funding capabilities. Throughout 2008, we have managed our new lending to match amounts we have funded in the term markets.

•	Our private loan portfolio is performing well. Although delinquencies have grown recently, charge-offs are running 11 percent better than originally forecast. We expect our full-year loan loss provision to be within our previous estimates.

In summary, Sallie Mae is a strong, stable and soundly-capitalized company. We are the market leader in the rapidly growing higher education finance industry. We are proud of our legacy; we believe our future is even brighter.

Thank you for your continued support and investment.

Sincerely,

Albert L. Lord
Vice Chairman & Chief Executive Officer